For Immediate Release

                           Financial Media/Investor Relations:
                                                   Rivian Bell
                                                (310) 615-6812
                                                (310) 615-6868
                                (800) 686-1910 (24-hour pager)

                                             Richard Bernhardt
                         Sr. Manager, Marketing Communications
                                      ComputerLand Corporation
                                                (510) 467-6097
                                 richard.bernhardt@merisel.com


           Merisel Completes Sale of FAB Subsidiary

El Segundo, Calif. (March 31, 1997) -- Merisel, Inc. (NASDAQ:MSEL) announced today that, as of March 28, 1997, the company has completed the sale of substantially all of the assets of its wholly owned subsidiary, Merisel FAB, Inc., to ComputerLand Corporation, a wholly owned subsidiary of Synnex Information Technologies, Inc., a Fremont, Calif.-based distributor of microcomputers and communication, networking, peripheral, and storage products. Merisel FAB, Inc. operated the company's ComputerLand Franchise and Datago businesses.

Terms of the sale called for the buyer to acquire substantially all of the assets and assume substantially all of the liabilities of Merisel FAB, Inc. The liabilities assumed by the buyer include an extended payable of $20,000,000 due to Vanstar Corporation. In the quarter ended Dec. 31, 1996, Merisel, Inc. recorded an impairment charge of $2,033,000 to adjust Merisel FAB's assets to fair market value.

Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribution of computer hardware, software and networking products. Merisel distributes a full line of 25,000 products to more than 45,000 resellers throughout the U.S. and Canada.

Additional information can be obtained through the company's
World Wide Web site (http://www.merisel.com) or by requesting information by fax at (310) 615-6811.

                           #  #   #